LICENCE AGREEMENT

This Licence Agreement, (this "Agreement"), is hereby entered into on 31st of October, 2016, (the "Effective Date"), by and between The Jenex Corporation, a company incorporated under the laws of Ontario and located at 55 University Avenue, Suite M002, Toronto, ON M5J 2H7 ("Jenex"), and Luminar Media Group Inc. ("Luminar") or a newly formed subsidiary of Luminar to be incorporated., a company incorporated under the laws of Delaware and located at 20900 NE 30th Ave., Aventura, Florida ("Luminar").

WITNESSETH

WHEREAS, Luminar desires that Jenex Licence its Thermal Therapy Technology and more specifically the rights to the Insect Bite Treatment Device along with any changes, or updates to the device.

WHEREAS, Jenex desires to use its best efforts to undertake and complete the development of the updated Insect Bite Treatment Device,

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, each of Jenex and Luminar, (each, a "Party" and collectively, the "Parties"), hereby agrees as follows:

Article 1 Licence Agreement

1.1 Luminar shall pay to Jenex, $25,000 USD by October 28th, 2016. Luminar shall pay a further $25,000 USD by November 15h, 2016 and $75,000 USD by December 15th, 2016 and a final payment of $125,000 USD by February 28th, 2017 (individual or collective "Mobilization Payments")

1.2 Jenex will begin to investigate and hire third party groups to look at the efficacy of the Insect Bite Treatment device on other insect borne diseases, including but not limited to the Zika Virus.

1.3 Jenex will be responsible for maintaining United States Food and Drug Administration ("FDA") approval for the Insect Bite Treatment device in the United States in good standing. Jenex will work to expand the FDA approved applications for the Insect Bite Treatment device.

1.4 Jenex will lead, at Luminar's request and if reasonably possible to do so, the effort to secure federal or national health agency approval for the Insect Bite Treatment device in jurisdictions where Luminar has secured sub-Licence agreements or is marketing the device.

1.5 Jenex will ensure all packaging, instructions and marketing for the Insect Bite Treatment device complies with all local regulations for jurisdictions in which Luminar sells the device.

1.6 In jurisdictions with high regulatory requirements Luminar and Jenex agree to negotiate a cost sharing agreement.

1.7 Luminar shall pay to Jenex 10% of gross sales of all products using the Thermal Therapy Technology on the first 100,000 units sold annually after which the royalty shall be 5% of gross sales. Payment by Luminar to Jenex will be on a quarterly basis until such time as gross sales by Luminar reach $2,000,000 USD annually. At that time the royalty shall be remitted monthly. The payment from Luminar to Jenex shall take place 60 days after Luminar records the sale in its income statement.

1.8 Luminar will deduct from the royalty amount any units returned or defective.

1.9 Luminar will provide an accounting of product sales to Jenex on a quarterly basis or monthly upon Luminar having to pay the royalty on a monthly basis from a quarterly basis.

1.10 Luminar shall be entitled to 100 units annually with no royalties or cost markups to use as samples and for demonstration

1.11 For clarity gross sales shall be before any sales taxes, shipping costs or other fees.

1.12 Immediately following the advance of the first mobilization payment of USD $25,000, Jenex agrees to enter into discussions and negotiations for a potential Licence agreement for Jenex's cold sore thermal therapy device, Intercept CS.

Article 2 Geography

2.1 Jenex shall give an exclusive Licence to Luminar for all countries in the world except Canada. Jenex will maintain the rights to sell their product in Canada with Luminar having no rights to sell product in Canada.

Article 3 Term

3.1 This agreement shall have a term of 10 years from the date of this agreement.

3.2 At the end of the term Luminar shall have the non-exclusive right to the product in perpetuity providing the agreement is not terminated as outlined in Article 6.1.

Article 4 Manufacturing

4.1 Jenex will use a contract manufacturer to construct the product for Luminar until such time as Luminar exceeds sales of 100,000 units on an annual basis. At that time, and providing Jenex has manufactured for a minimum of 3 years, Luminar shall have the option to contract or manufacture directly. Jenex will be the lead on the contract manufacturing for a minimum of three years from the date of this agreement.

4.2 Should Luminar exceed 100,000 units on an annual basis and Jenex has manufactured for 3 years, Luminar may exercise its right to contract or manufacture the units. Jenex shall work with Luminar to transition the necessary information to Luminar to facilitate the contract or manufacturing of the units. Should Luminar exercise its rights to manufacture the device, Luminar agrees to renegotiate the indemnity.

4.3 Cost is defined as the cost of the bill of materials plus 10%, plus any manufacturing fee and shipping cost. FOB will be either be Jenex's dock or contract manufacturer's dock. At all times quality management systems must be in place if either Jenex or Luminar takes over manufacturing.

4.4 On an ongoing annual basis, Luminar shall pay to Jenex a fixed fee of cost plus USD $1.50 per unit on the first 250,000 units produced annual, cost plus USD $1.00 per unit for the next 250,000 units and cost plus USD $0.75 per unit for each unit thereafter during the period which Jenex is the lead on the manufacturing.

Article 5 Minimum Sales

5.1 Luminar shall have minimum sales targets. In the first 12 months from the date of the first shipment of units, Luminar shall sell a minimum of 10,000 units. In the second 12 months for the date of first shipment Luminar shall sell a minimum of 50,000 units. In the third year and every subsequent 12-month period after that Luminar shall sell a minimum of 100,000 units.

Article 6 Indemnity

6.1 Luminar will act as an independent agent and will be acting on behalf of Jenex. Jenex will indemnify the agent for any losses incurred by the agent as a result of any defect in the product or the falsity of any information provided by Jenex to the agent or provided by Jenex in connection with the product.
Jenex will not however be responsible for any representations or actions taken by the agent outside of the authority provided by Jenex or outside of the scope of the agreement between the parties. The agent shall indemnify and save Jenex harmless for all losses suffered or incurred by Jenex as a result of the improper actions of the agent or by the agent making any written or oral representations, statements or actions outside of the authority provided by its agreement with Jenex.

Article 7 Termination

7.1 In the event that Luminar does not sell the minimum number of units Jenex can give 90 days' notice to Luminar that this exclusive agreement will be cancelled.

7.2 Luminar, at its sole discretion, may terminate this Agreement by giving the other party 90 days' written notice. Luminar will not terminate the agreement before the 16th of November. Luminar will be responsible for paying outstanding royalties and fixed fees as outlined in 4.3 for any sales during the notice period. Luminar will not be responsible for any further Mobilization Payments that have not been made prior to the date of the notice of termination.

Article 8 Governing Law and Dispute Resolution

8.1 This Agreement shall be governed by and interpreted in accordance with the laws of Ontario.

Article 9 Other Matters

9.1 This letter including the indemnity represent the entire agreement between Jenex and Luminar with respect to this Agreement and may be amended or terminated only in writing.

9.2 Any notice, document or other communication required or permitted by this Agreement to be given by either party will be in writing and will be sufficiently given if delivered to the following address by prepaid courier or if transmitted by any form of telecommunication which confirms receipt to the sender:

to Jenex Jenex Corporation 55 University Avenue, Suite M002, Toronto, ON M5J 2H7 rfia@thejenexcorporation.com	To Luminar Luminar Media Group Inc. 20900 NE 30th Ave., Aventura, 8th Floor Florida 33180 cook.chris@outlook.com

IN WITNESS WHEREOF, each of the Parties has caused its duly authorized representative to execute this Agreement, effective as of the Execution Date.

The Jenex Corporation

By ______________________

Name: Robert Fia

Title: CEO & Chairman

Luminar Media Group, Inc.

By ______________________

Name: Chris Cook

Title: Chairman